Exhibit 16

June 29, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sir/Madam:

We have read the statements made by The Thaxton Group, Inc. included in the Form 8-K dated June 29, 2004, to be filed with the Securities and Exchange Commission and are in agreement with the statements regarding our firm contained therein.

Very truly yours,

/s/ Cherry, Bekaert & Holland,LLP

Cherry, Bekaert & Holland, LLP